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Exhibit 10.19

CONSULTING AGREEMENT

        This CONSULTING AGREEMENT ("Agreement") is made as of December 20, 2002 (the "Effective Date"), by and between NORTHWEST AIRLINES, INC., a Minnesota corporation (the "Company"), and AVIATION CONSULTANTS LLC, a Minnesota limited liability company ("Consultant").

        WHEREAS, the Company desires to retain Consultant as a consultant of the Company, and Consultant desires to be so retained by the Company, on the terms and subject to the conditions more fully set forth in this Agreement;

        NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, the Company and Consultant agree as follows:

        1.    Consulting Arrangement.

          (a)    Services.    The Company hereby retains Consultant and Consultant hereby agrees to serve as a management consultant to the Company, on the terms and subject to the conditions of this Agreement. During the Term, Consultant shall from time to time provide consulting services to the Company on various matters of a nature that might be typically assigned to a chief financial officer, as requested by the Chief Executive Officer of the Company (the "CEO"). Consultant shall render such services to the Company when and as requested by the Company and at such time or times and at such location or locations (which may include off-site locations) as may be mutually convenient to the Company and Consultant, provided that Consultant shall be available to provide such services only during regular business hours and subject to normal periods of vacation, sick leave or other occasional personal time off for Consultant's employees who are assigned to perform services hereunder. The Company will provide reasonable advance notice of the need for consulting services. Consultant and Consultant's employees shall devote their best efforts to the performance of services to the Company hereunder.

          (b)    Commitment of Mickey P. Foret.    Consultant acknowledges and agrees that Company has entered into this Agreement with Consultant to gain the unique skills and experience of Mickey P. Foret, President of Consultant. Consultant shall assign Mr. Foret to personally perform all of the services to be provided by Consultant hereunder and no other employees or agents of Consultant may be assigned to perform services hereunder except with the prior written consent of the Company. All references to Consultant's "employees" herein shall include Mr. Foret. The Company consents to the use by Consultant of other employees of Consultant to provide administrative, clerical and office support to Mr. Foret in connection with Consultant's work hereunder. As a condition to the Company's entering into this Agreement, Mr. Foret shall execute and deliver to the Company an Adoption Agreement in the form attached hereto as Exhibit A (the "Adoption Agreement").

          (c)    No Responsibility for Financial Reporting.    The parties acknowledge and agree that neither Consultant nor Mr. Foret shall have any responsibility for the preparation, review or accuracy of any financial statements of the Company or for the Company's compliance with its obligations under the Securities and Exchange Act of 1934 or other applicable securities laws.

        2.    Term.    The term of Consultant's consultancy under this Agreement (the "Term") shall commence on the Effective Date and shall continue until September 30, 2004, unless earlier terminated in accordance with this Section 2. This Agreement and Consultant's retention hereunder may be terminated as follows: (i) by the Company without notice to Consultant immediately upon a breach of Section 5(a) hereof by Consultant or Mr. Foret, or in the event Mr. Foret is no longer an employee of

Consultant or is no longer assigned to perform services on behalf of Consultant hereunder (in either case other than as a result of Mr. Foret's death or disability); (ii) by Consultant upon notice to the Company if Richard H. Anderson is no longer the CEO of the Company; (iii) by either party pursuant to Section 8 hereof in the event of a default by the other party; and (iv) upon the death or disability of Mr. Foret, in which event this Agreement shall terminate automatically. In the event this Agreement is terminated prior to expiration of the Term pursuant to this Section 2, the Company shall be obligated to pay Consultant only for services rendered by Consultant prior to such termination at the rate set forth in Section 3 hereof.

        3.    Compensation.    Upon the execution of this Agreement and the Adoption Agreement by all parties to each such agreement, the Company shall pay Consultant the sum of Two Hundred Forty Thousand Dollars ($240,000.00). As further consideration for services rendered hereunder, the Company shall pay Consultant during the Term a retainer (the "Retainer") consisting of (i) $80,000 per month payable on the first day of each calendar month during the Term; and (ii) $15,000 per year payable not in cash but in complimentary travel privileges on the Company's scheduled passenger flights which Consultant may extend to its officers, directors, employees, representatives, contractors or subcontractors (collectively, the "Consultant Representatives") and to other individuals in accordance with the Company's barter travel program provided to its senior executives. Any such barter travel may be used by Consultant during the Term hereof or at anytime thereafter. Consultant shall be responsible for any personal income tax liability arising from such barter travel privileges. The Retainer shall be prorated for any partial month during the Term. In addition, the Company shall reimburse Consultant for all reasonable out-of-pocket expenses incurred by Consultant in connection with services rendered hereunder, provided that any expenses in excess of $5,000 shall be subject to pre-approval by the CEO. Consultant shall submit to the Company on a monthly basis a detailed invoice setting forth an itemization of any expenses reimbursable by the Company hereunder together with supporting receipts therefor. The Company shall make available to Consultant and its employees performing services hereunder one office and appropriate secretarial support. In addition, the Company shall make available to Consultant one in-door parking space at the Company's offices and at the Minneapolis-St. Paul International Airport, as required in connection with the performance of services hereunder.

        4.    Independent Contractor.    The Company and Consultant acknowledge and agree that Consultant is an independent contractor, and not an agent of the Company, and neither Consultant nor any employee of Consultant will have any authority to act hereunder as an agent of the Company except on authority specifically so delegated, and neither Consultant nor any employee of Consultant shall represent to the contrary to any person. Consultant shall not direct the work of any employee of the Company, or make any management decisions, or undertake to commit the Company to any course of action in relation to third persons. Although the Company may specify the results to be achieved by Consultant and may control and direct Consultant in that regard, the Company shall not control or direct Consultant as to the details or means by which such results are accomplished. The Company will have no obligation whatsoever to provide any employee benefits or privileges of any kind or nature to any person performing services hereunder, including Mr. Foret, other than those benefits or privileges to which Mr. Foret is entitled by virtue of his prior employment with the Company. Consultant will pay its own employees and shall pay any and all legally required withholding taxes, social security, unemployment, and workers' compensation insurance and similar items in connection with compensation paid to its employees. Consultant will ensure that its employees are aware of their status as employees of Consultant and not the Company. Consultant will be responsible for compliance with all applicable federal, state and local laws related to the employer/employee relationship with respect to Consultant's employees. Further, Consultant agrees that the Company is not responsible to collect or withhold federal, state or local taxes with respect to services provided by Consultant's employees, including income tax and social security, and that any and all taxes imposed, assessed or levied as a result of this Agreement or the amounts payable to Consultant hereunder shall be paid by Consultant, or if paid by the Company, Consultant shall reimburse the Company upon demand.

        5.    Non-Compete; Non-Solicitation.

          (a)    Non-Competition.    During the Term hereof, the parties agree that, without the Company's prior written consent, neither Consultant nor any employee of Consultant will provide any personal services to, nor accept any appointment to the Board of Directors or any advisory committee of, any airline (or any affiliate thereof) that (x) competes with the Company, (y) provides regional airline services to the Company or (z) provides charter lift to MLT Inc. For the avoidance of doubt, a regional air carrier that operates flights under the designator code of an airline that competes with the Company shall be deemed to compete with the Company. The parties hereby acknowledge that Mr. Foret is currently serving on the boards of directors of Grand Holdings, Inc. (d/b/a Champion Air) and GHI-CA Corporation as the Company's designated director and agree that such service shall be permitted pursuant to this Section 5(a) only for so long as he continues to serve as the Company's designated director at the Company's request. Mr. Foret may resign from such boards in his sole discretion, and agrees to resign from such boards immediately upon the request of the Company, and no resignation by Mr. Foret from such boards shall constitute a breach of this Agreement. The Company acknowledges that, with respect to his service as a director of such companies, Mr. Foret is subject to certain fiduciary duties under applicable law and nothing herein shall be deemed to require Mr. Foret to act in a manner that violates his fiduciary obligations to such companies.

          (b)    Non-Solicitation.    In addition, during the Term hereof, Consultant agrees that, without the Company's prior written consent, neither Consultant nor any of Consultant's employees will solicit or encourage any employee of the Company or its affiliates to leave the employment of the Company or its affiliates.

          (c)    Injunctive Relief.    Consultant agrees that any breach of the terms of this Section 5 would result in irreparable injury and damage for which there would be no adequate remedy at law, and that, in the event of said breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach or threatened breach, without having to prove damages, in addition to any other remedies to which the Company may be entitled at law or in equity. Consultant further agrees that the provisions of the covenant not to compete are reasonable. Should a court determine, however, that any provision of the covenant not to compete is unreasonable, either in period of time, geographical area, or otherwise, the parties hereto agree that the covenant should be interpreted and enforced to the maximum extent which such court deems reasonable. The existence of any claim or cause of action or otherwise (other than the failure to pay amounts owed under Section 3, the failure to provide indemnification and insurance in accordance with Section 10, or an assignment by Northwest in breach of Section 11), shall not constitute a defense to the enforcement of the covenants and agreements of this Section 5.

        6.    Confidentiality.    Consultant agrees that any information Consultant or its employees receive or review concerning the Company, including, but not limited to, any information concerning the Company's operations and business activities, and any other information or material proprietary to the Company of which the Consultant may obtain knowledge or access from the Company during Consultant's consultancy hereunder (whether received before or after the Effective Date) (hereinafter "Confidential Information") is proprietary and confidential to the Company. The Consultant agrees to hold in confidence and not to directly or indirectly reveal, report, publish, disclose or transfer any of the Confidential Information to any person or entity, or utilize any of the Confidential Information for any purpose, except as may be agreed in writing in advance between the Company and the Consultant. Consultant further agrees to indemnify the Company against any loss or liability resulting from, or arising in connection with, unauthorized and willful use or disclosure of Confidential Information by Consultant or by any employee of Consultant.

        7.    Work Made for Hire.    Title and full ownership of any invention developed by Consultant or any employee of Consultant while performing services hereunder, whether patentable or otherwise, shall vest in the Company. Any development, modification or translation by Consultant or any employee of Consultant of copyrightable material in connection with services rendered hereunder shall be considered a "work made for hire" under the United States copyright laws, and the copyright in and to such material shall belong to the Company. To the extent the development, modification or translation may not be deemed a "work made for hire," Consultant and any employee of Consultant shall be deemed to have assigned all copyright rights therein to the Company, and Consultant shall execute or cause its employees to execute all documents required by the Company to effect such assignment. Consultant shall promptly provide the Company with copies of all developments, modifications or translations made by, for or on behalf of Consultant. Neither Consultant nor any employee of Consultant shall assert or establish a claim for any statutory or common law patent or copyright or any other possessory or proprietary right on any of the above. Consultant shall fully cooperate with the Company in registering, creating or enforcing any patents, copyrights, or other possessory or proprietary rights arising hereunder, and cause its employees to so cooperate, provided that in the event any assistance by Consultant or any employee of Consultant is requested and rendered pursuant to this paragraph, the Company shall reimburse Consultant or Consultant's employees for all out-of-pocket expense incurred by Consultant or Consultant's employees in rendering such assistance, and shall, if such assistance is rendered after the Term, pay Consultant at the rate per month set forth in Section 3 hereof for any time spent by Consultant's employees in rendering such assistance.

        8.    Default and Termination.    If either party to this Agreement defaults in the performance of any term or condition hereof or does or permits anything to be done contrary to any term or condition hereof and such default continues for five (5) days after such party's receipt of written notice of such default specifying the nature of the default, then the non-defaulting party may terminate this Agreement and, consistent with the terms of Section 2 of this Agreement, pursue any other remedy available in law or in equity; provided, however, that pursuant to Section 2 hereof the Company shall be entitled to terminate this Agreement immediately without notice to Consultant in the event Consultant or any of Consultant's employees breach any obligations set forth in Section 5(a) hereof. The parties agree that the terms and conditions set forth in Sections 4, 6, 7, 8, 10, 12, 14 and 15 of this Agreement shall survive termination of this Agreement for any reason. In the event any suit or other action is commenced to construe or enforce any provisions of the Agreement, the prevailing party, in addition to all other amounts such party shall be entitled to receive from the other party, shall be paid by the other party a reasonable sum for attorney's fees and costs, which attorneys' fees and costs shall not exceed the amount of fees and costs incurred by the losing party for its own attorneys' fees and costs.

        9.    Assumption of Risk.    Consultant assumes all risks incidental to the presence of any employee of Consultant on the Company's premises and the activities conducted there and Consultant agrees that the Company, its employees and agents shall not be liable for injuries, damages or losses resulting from such activities except to the extent arising from the gross negligence or willful misconduct of the Company; provided, however, that nothing in this Section 9 shall affect in any manner any claim of Consultant or Consultant's employees against the Company resulting from or arising out of any transportation services provided by the Company.

        10.    Indemnification; Insurance.

          (a)    Indemnification.    The Company shall indemnify, defend and hold harmless Consultant and any Consultant Representative (individually, an "Indemnified Person" and collectively, "Indemnified Persons") from and against any claim, liability, loss or expense, including without limitation reasonable attorneys' fees and costs and expenses of litigation, arising out of or in connection with the engagement by the Company hereunder, except for any claim, liability, loss or expense based on the willful misconduct of any Indemnified Person, willful breach of Consultant's or Mr. Foret's obligations set forth herein, or any willful act of Consultant or any Consultant Representative knowing such act to be outside the scope of the authority granted by the Company. Upon receipt by an Indemnified Person of notice of any action, claim, suit or proceeding (collectively, an "Action") against such Indemnified Person with respect to which indemnity may be sought under this Agreement, such Indemnified Person shall provide prompt written notice of such Action to the Company and shall permit the Company to assume the defense of any such Action. Any Indemnified Person against which such Action is brought may participate in such defense at its own expense; provided, however, that the Company shall bear the expense of such defense of such Indemnified Person if representation of both parties by the same counsel would be inappropriate due to an actual conflict of interest (as determined in good faith by the Company). In connection with the defense of any claim or litigation for which any Indemnified Person has sought indemnification hereunder, the Company will not, without the prior written consent of such Indemnified Person, consent to the entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the release of such Indemnified Person from any liabilities with respect to such claim or litigation.

          (b)    Insurance.    The Company has named Mickey Foret in his capacity as President of Consultant as an additional insured on its general liability and director and officer liability insurance policies.

        11.    Assignment.    Consultant may not assign this Agreement or delegate (except to Mr. Foret) any duties hereunder without the prior written consent of the Company. The Company may not assign this Agreement or delegate any duties hereunder without the prior written consent of Consultant.

        12.    Entire Agreement.    This Agreement contains the entire agreement between Consultant and the Company with respect to the services to be rendered by Consultant hereunder. All prior agreements and understandings between the parties are superseded; provided, however, that any agreements between the Company and Mr. Foret pertaining to Mr. Foret's prior employment with the Company are outside the scope of this Agreement and shall remain unaffected hereby.

        13.    Amendment; Waiver.    No provision of this Agreement may be modified, waived, terminated or amended except by a written instrument executed by the parties hereto. No waiver of a breach of any provision of this Agreement shall constitute a waiver of any subsequent breach of the same or other provisions hereof.

        14.    Notices.    All notices and other communications required or permitted under this Agreement shall be made in writing and shall be deemed given if delivered as follows:

  (a)    If to the Company, to:

    Northwest Airlines, Inc.
    5101 Northwest Drive
    St. Paul, MN 55111
    Attention: Chief Financial Officer

  (b)    If to Consultant, to:

    Aviation Consultants LLC
    7001 Valley View Road
    Edina, MN 55439
    Attention: Mickey P. Foret, President

  with a copy to:

    Mickey P. Foret, President
    mpforet@aol.com

  with a copy to:

    Kathy Noecker, Esquire
    Faegre & Benson LLP
    2200 Wells Fargo Center
    90 South Seventh Street
    Minneapolis, MN 55402

or to such other address as any party shall have specified by notice in writing to the other party. All such notices, requests, demands and communications shall be deemed to have been received on (i) the date of delivery if sent by messenger or a recognized overnight courier service or (ii) on the date received, if sent by fax.

        15.    Governing Law; Arbitration.    This Agreement shall be governed by and construed in accordance with the law of the State of Minnesota applicable to contracts made and to be performed entirely within such jurisdiction. Except as provided in Section 5 hereof, any and all claims or disputes relating to this Agreement and its enforcement, including but not limited to the issue of arbitrability are subject to mandatory arbitration between Consultant and the Company. The arbitration shall be conducted in Minneapolis, Minnesota in accordance with the Rules of the American Arbitration Association and shall be final and binding on both parties. The expenses of the neutral arbitrator and any court reporter shall be paid by the Company.

        16.    Severability/Construction.    If any provision of this Agreement is prohibited by law or held to be invalid, illegal, or unenforceable, the remaining provisions hereof shall not be affected, and this Agreement shall continue in full force and effect as if such prohibited, illegal or invalid provision had never constituted a part hereof, with this Agreement being enforced to the fullest extent possible. This Agreement shall not be construed against the party preparing it, but shall be construed as if both parties jointly prepared it and any uncertainty or ambiguity shall not be interpreted against either party.

        17.    Conflicts.    The parties hereto agree that this Agreement shall be non-exclusive in nature, and that neither the Company nor Consultant shall be prohibited from entering into similar arrangements during the term of this Agreement. However, Consultant agrees not to represent, advise, give advice to or otherwise consult during the term of this Agreement with any person, company, partnership or other entity with respect to any matters relating to the business of the Company when such matter may involve the Company or may otherwise be in conflict with the Company's business, and shall prevent any employee of Consultant from doing the same, unless an officer of the Company has consented in writing to waive such conflict.

        18.    Headings.    The headings contained in this Agreement are inserted purely as a matter of convenience and neither form an operative part of it nor are to be used in interpreting its meaning.

        19.    Counterparts.    This Agreement may be executed in one or more counterparts, which shall collectively and separately constitute one agreement.

        IN WITNESS WHEREOF, the Company and Consultant have executed this Agreement as of the date first above written.

NORTHWEST AIRLINES, INC.		AVIATION CONSULTANTS LLC
By:	/s/ RICHARD H. ANDERSON Richard H. Anderson Chief Executive Officer	By:	/s/ MICKEY P. FORET Mickey P. Foret President

EXHIBIT A

ADOPTION AGREEMENT

        This ADOPTION AGREEMENT ("Agreement") is entered into as of this 20th day of December, 2002, but is made effective as of October 1, 2002 (the "Effective Date"), by and between NORTHWEST AIRLINES, INC., a Minnesota corporation (the "Company"), and Mickey P. Foret ("Mr. Foret").

        WHEREAS, Mr. Foret is the President and sole member of Aviation Consultants LLC ("Consultant");

        WHEREAS, Consultant and the Company have entered into that certain Consulting Agreement of even date herewith (the "Consulting Agreement"), to which this Agreement is attached as Exhibit A, pursuant to which Consultant has agreed to make Mr. Foret available to perform certain services to the Company on the terms and conditions set forth therein;

        WHEREAS, the Consulting Agreement contains certain obligations to be performed by both Consultant and Mr. Foret; and

        WHEREAS, the Company and Mr. Foret desire to enter into this Agreement, pursuant to which Mr. Foret agrees to become a party to the Consulting Agreement solely with respect to certain specified obligations set forth therein;

        NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto hereby agree as follows:

        1.    Adoption.    By execution of this Agreement, Mr. Foret hereby agrees to become a party to the foregoing Consulting Agreement solely with respect to the obligations set forth in Sections 5, 6, 7, 9, 10 and 15 thereof. Mr. Foret shall be obligated to the same extent as, and shall have any and all defenses of, Consultant under the Consulting Agreement. As such, Mr. Foret agrees that, in the event of a failure by Mr. Foret to perform any of his obligations set forth in such sections of the Consulting Agreement, the Company shall be entitled to pursue, in accordance with the provisions of the Consulting Agreement, all remedies available to it directly against Mr. Foret, as if Mr. Foret were a party to such agreement. In addition, Mr. Foret acknowledges and agrees that he is not an agent of the Company, he does not and will not have any authority to act as an agent of the Company except on authority specifically so delegated and he shall not represent to the contrary to any person.

        2.    Miscellaneous.

        (a)  This Agreement may be executed in one or more counterparts, which shall collectively and separately constitute one agreement.

        (b)  This Agreement shall be governed by the laws of the State of Minnesota pplicable to contracts made and to be performed entirely within such jurisdiction.

        IN WITNESS WHEREOF, the Company and Mr. Foret have executed this Agreement as of the date first above written.

NORTHWEST AIRLINES, INC.		MICKEY P. FORET
By:	/s/ RICHARD H. ANDERSON Richard H. Anderson Chief Executive Officer	/s/ MICKEY P. FORET

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CONSULTING AGREEMENT
EXHIBIT A ADOPTION AGREEMENT